Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Dril-Quip, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Other	4,851,511(1)	—	$48,186,704(2)	0.00014760	$7,112.36

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$48,186,704		$7,112.36

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,112.36

(1)

Represents the estimated maximum number of shares of common stock, par value $0.01 per share (“Common Stock”), of Dril-Quip, Inc. (the “Registrant”) to be issued upon the completion of the mergers and other transactions contemplated by the Agreement and Plan of Merger, dated as of March 18, 2024, by and among the Registrant, Innovex Downhole Solutions, Inc. (“Innovex”), Ironman Merger Sub, Inc. and DQ Merger Sub, LLC, other than the shares of Common Stock issuable to the consenting stockholders (as defined in the registration statement), estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(2) under the Securities Act. Innovex is a private company, and no market exists for its securities. The proposed maximum aggregate offering price for the Innovex securities to be exchanged in connection with the mergers, other than the Innovex securities to be exchanged by the consenting stockholders, equals the aggregate book value of such securities, as of December 31, 2023, which is approximately $48,186,704, or $19.24 per share of Innovex’s common stock, par value $0.01 per share, outstanding as of April 15, 2024 and calculated on a fully diluted basis.